LAURUS MASTER FUND, LTD.
c/o Laurus Capital Management, LLC
825 Third Avenue, 14th Floor
New York, New York 10022

July 26, 2006

ICF Corporation
ICF Communication Solutions, Inc.
4030 Pike Lane, Suite C
Concord, CA 94520

Re: Overadvance Side Letter

Dear Sir or Madame:

Reference is hereby made to that certain Security Agreement dated as of November 30, 2004 by and among ICF Corporation (formally known as COMC, Inc.), a Delaware corporation ("**Parent**"), ICF Communication Solutions, Inc., a California corporation ("**ICF**", and, together with Parent, the "**Companies**" and, each a "**Company**") and Laurus Master Fund, Ltd. ("**Laurus**") (as amended, restated, modified and/or supplemented from time to time, the "**Security Agreement**"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Security Agreement. Subject to satisfaction of the Overadvance Conditions (as defined below), Laurus is hereby notifying you of its decision to exercise the discretion granted to it pursuant to Section 2(a)(ii) of the Security Agreement to make Loans to the Companies, and allow existing Loans to remain outstanding, during the Period (as defined below), in each case, in excess of the Formula Amount (the "**Overadvance**"). Subject to satisfaction of the Overadvance Conditions, the aggregate principal amount of the Overadvance as of the date hereof shall be $1,964,152.47 (the "**Initial Overadvance Amount**") and shall at no time exceed the lesser of (x) $1,964,152.47 and (y) the sum of the Capital Availability Amount less the then applicable Formula Amount (the "**Maximum Overadvance Amount**").

In connection with the Overadvance, for a period beginning on the date hereof ending on the one year anniversary of the date hereof (the "**Period**"), Laurus hereby waives compliance with Section 3 of the Security Agreement, but solely as such provision relates to the immediate repayment requirement for Overadvances. Laurus further agrees that solely for such Period (but not thereafter), (i) the Overadvance shall not trigger an Event of Default under Section 19(a) of the Security Agreement and (ii) notwithstanding anything to the contrary set forth in Section 5(b)(iii) of the Security Agreement, during the Period, the rate of interest applicable to such Overadvance shall be the "prime rate" published in The Wall Street Journal from time to time (the "**Prime Rate**"), plus two percent (2%) (the "**Overadvance Rate**"). Interest with respect to

the Overadvance shall (i) be calculated on the basis of a 360 day year, and (ii) for the period beginning on the date hereof and ending on June 30, 2007, be earned and accrue, but not be payable, until the Maturity Date (or such earlier date as such amounts become due in accordance with the terms of this Note, the Security Agreement and/or the Ancillary Agreements); provided however that if an Event of Default (as defined in the Security Agreement) occurs and is continuing such accrued interest shall automatically without further notice become due and payable. All other terms and provisions of the Security Agreement and the Ancillary Agreements shall remain in full force and effect. For the avoidance of doubt, all proceeds applied by any Company in repayment of its obligations to Laurus hereunder and under the Security Agreement and the Ancillary Agreements shall be first applied as a repayment of the Overadvance unless otherwise agreed by Laurus. Once repaid, the Overadvance may be reborrowed during the Period provided that the maximum amount of the Overadvance outstanding shall not at any time exceed the Maximum Overadvance Amount.

The Companies hereby each acknowledge and agree that Laurus' obligation to fund the Initial Overadvance Amount on the date hereof and each permitted reborrowing thereof after the date hereof up to the Maximum Overadvance Amount shall, at the time of such making of such Overadvance or reborrowing, and immediately after giving effect thereto, be subject to the satisfaction of the following conditions (the "**Overadvance Conditions**"): (i) no Event of Default shall exist and be continuing as of such date; (ii) all representations, warranties and covenants made by the Companies in connection with the Security Agreement and the Ancillary Agreements shall be true, correct and complete as of such date; (iii) the Companies and their respective Subsidiaries shall not hold cash and cash equivalents in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) (the "**Maximum Retained Amount**"); provided that, the determination of the amount of cash and cash equivalents on hand shall give effect to the incurrence of the Overadvance or reborrowing, as the case may be, but shall exclude the application of proceeds from such Overadvance or reborrowing, as the case may be, and the application of any other cash or cash equivalents on hand to the extent such proceeds and/or other cash or cash equivalents are in good faith anticipated to be utilized by the Companies within three (3) business days of the date of incurrence of the Overadvance or reborrowing, and are actually used within such three (3) business day period, for a permitted purpose other than an investment in cash equivalents, and (iv) the Companies and their respective Subsidiaries shall have taken all action necessary to grant Laurus "control" over all of the Companies' and their respective Subsidiaries' Deposit Accounts (the "**Control Accounts**"), with any agreements establishing "control" to be in form and substance satisfactory to Laurus. "Control" over such Control Accounts shall be released upon the indefeasible repayment in full and termination of the Overadvance (together with all accrued interest and fees which remain unpaid in respect thereof). To the extent that the aggregate amount of cash and cash equivalents of the Companies and their respective Subsidiaries are at any time in excess of the Maximum Retained Amount (the "**Excess Amount**"), Laurus shall have the right, without being deemed to have exercised remedies under the Security Agreement or any other Ancillary Agreement, to exercise exclusive control over the Control Accounts and direct the application of funds from such Control Accounts in repayment of the Overadvance. Notwithstanding the foregoing, Laurus and the Companies hereby agree that Parent shall be entitled to maintain Bank of America Account No. 01419-03043, and to make deposits therein, despite not having granted Laurus "control" over such account, provided that the aggregate amount deposited in such account may at no time exceed seven thousand dollars ($7,000).

Furthermore, each Company hereby agrees to deliver, or cause the applicable Subsidiary of such Company to deliver, such other information as Laurus shall at any time reasonably request.

The Companies hereby acknowledge that they are in receipt of the Initial Overadvance Amount on the date hereof and are otherwise obligated, jointly and severally, to repay the outstanding amount of the Overadvance in full (together with accrued interest and fees which remain unpaid in respect thereof) as set forth herein and/or as set forth in the Security Agreement; provided that, all amounts outstanding under the Overadvance (together with accrued interest and fees which remain unpaid in respect thereof, to the extent the payment of such interest and fees have not been postponed in accordance with the terms hereof) on the date of expiration of the Period shall be repaid in full in such date of expiration. The failure to make any required repayment of an Overadvance shall give rise to an immediate Event of Default.

This Overadvance Side Letter may not be amended or waived except by an instrument in writing signed by each of the Companies and Laurus. This Overadvance Side Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Overadvance Side Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. THIS OVERADVANCE SIDE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Overadvance Side Letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersedes all prior communications, written or oral, with respect to the matters herein.

This Overadvance Side Letter shall for all purposes be deemed to be an Ancillary Agreement.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

LAURUS MASTER FUND, LTD.

By: ____________________
Name: Eugene Grin
Title: Director

AGREED AND ACCEPTED ON THE DATE HEREOF:

ICF CORPORATION

By: ______________________
Name: Janice B. Fuellhart
Title: Chief Executive Officer

ICF COMMUNICATIONS SOLUTIONS, INC.

By: ______________________
Name: Janice B. Fuellhart
Title: Chief Executive Officer